EMPLOYMENT AGREEMENT
This employment agreement (this “Agreement”), effective as of January 3, 2018 (the “Effective Date”), is entered into by Wingstop Restaurants Inc., a Texas corporation (the “Company”), and Lawrence Kruguer, in his individual capacity (“Executive”), on the terms and conditions as follows:
§ 1.    TERM OF EMPLOYMENT
Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for a term of five (5) years, starting on the Effective Date and ending on the 5th anniversary of such date. The employment term described in this § 1 is referred to in this Agreement as the “Term.”
§ 2.    POSITION AND DUTIES AND RESPONSIBILITIES
(a)    Position. Executive shall be the Company’s Executive Vice President and Chief Operating Officer.
(b)    Duties and Responsibilities. During the Term, Executive shall serve as the Company’s Executive Vice President and Chief Operating Officer and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned by the Chief Executive Officer of the Company consistent with the title of Executive Vice President and Chief Operating Officer. Executive will also serve in such positions with Wingstop Inc. (“Parent”) as may be reasonably assigned by the Chief Executive Officer of Parent. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company, Parent and any current and/or future affiliates of the Company in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Agreement in the best interests of the Company and its affiliates.
§ 3.    COMPENSATION AND BENEFITS
(a)    Base Salary. Executive’s base salary shall be $400,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, and (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies.
(b)    Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.
(c)    Bonus. Executive will be eligible for an annual bonus (not to exceed 60% of Executive’s Base Salary) (the “Annual Bonus”) based on a combination (as determined by the Compensation Committee of the Board of Directors in its discretion) of the Company’s achievement for each year of (i) the Company’s Free Cash Flow Budget, (ii) the Company’s growth targets, and (iii) such other performance targets determined by the Compensation Committee. “Free Cash Flow” means the Company’s earnings before interest, taxes, depreciation, amortization, and capital expenditures. The Free Cash Flow Budget and growth targets for each fiscal year will be submitted by the Company’s management to the Board of Directors of the Company (the “Board”) and will be approved by the Board after discussion with management, subject to any changes determined

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by the Board. The Company’s performance against the annual Free Cash Flow Budget and growth targets, for purposes of determination of the Annual Bonus, will be based upon the Company’s audited financial statements. Payment of the Annual Bonus will be subject to the terms of the Company’s annual executive bonus plan.

(d)    Paid Time Off. Executive shall accrue up to 20 days of paid time off on a pro rata basis during each successive one-year period in the Term. Accrued paid time off shall be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the business of the Company and in no event shall more than ten days of paid time off be taken consecutively without approval by the Chief Executive Officer. Executive shall have no right to carry over unused paid time off from any such one-year period to any other such one-year period or to receive any additional compensation in lieu of taking Executive’s paid time off.
(e)    Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives.
(f)    Compliance with Compensation and Equity Policies. Executive agrees to comply with the Company’s and Parent’s stock ownership and equity retention policy and compensation recovery (or “clawback”) policy, each as in effect from time to time, with respect to annual or long-term incentive or other compensation, as applicable, including the compensation provided pursuant to this Agreement. The terms of the Company’s and Parent’s stock ownership and equity retention policy and the compensation recovery policy, each as in effect from time to time, are hereby incorporated by reference into this Agreement.
§ 4.    TERMINATION OF EMPLOYMENT AND SEVERANCE
(a)    Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, subject to the obligations and conditions contained herein.
(b)    Payments upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company all Base Salary earned by Executive through his last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous year.
(c)    Severance.
(1) If the Company terminates Executive without Cause, then, upon Executive’s Termination of Employment (as defined below), the Company shall (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies) continue to pay Executive’s Base Salary at the time of such termination for a period of twelve (12) months. Such severance will be payable in equal bi-monthly installments in accordance with the Company’s normal payroll practices, subject to such withholding and other taxes as may be required or as otherwise permissible under the Company’s practices or policies.
(2) The Company shall have no obligation to make any such severance payments if (i) Executive violates any of the provisions of § 5 of this Agreement, (ii) the Company chooses not to renew this Agreement either at the expiration of its initial term or at any point thereafter, or

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(iii) Executive does not execute and deliver (without revoking) to the Company a general release in form and substance satisfactory to the Company of any and all claims he may have against the Company, its parent, and their affiliates, including former affiliates, (the “Release”), within twenty-one (21) days following Executive’s Termination of Employment.
(3) Executive waives Executive’s rights, if any, to have the payments provided for under this § 4(c) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.
(4) Notwithstanding anything to the contrary in this Agreement, if a change of control of the Company occurs, neither the Company, Parent, nor any acquirer of the Company or Parent will have any obligation to make severance payments under this Section as a result of such change of control unless Executive’s employment is terminated without Cause simultaneously with such change of control.
(5) “Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of § 409A of the Internal Revenue Code.
(6) The severance payments described in § 4(c)(1) shall commence within the sixty (60) day period following the Executive’s Termination of Employment provided the Executive executes the Release and the Release becomes effective and irrevocable within such sixty (60) day period and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.
(d)    Termination by the Company for Cause or by Executive.
(1)    The Company shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to resign at any time.
(2)    If the Company terminates Executive’s employment for Cause or Executive resigns, the Company’s only obligation to Executive under this Agreement (except as provided under § 4(g)) shall be to pay upon Executive’s Termination of Employment Executive’s Base Salary under § 3(a) that he actually earned up to the date of Executive’s Termination of Employment.
(e)    Cause. “Cause” shall exist if Executive (i) is indicted for, or pleads guilty or nolo contendere to, a felony or, (ii) in the good faith determination of the Board, (a) engages in gross neglect or willful misconduct; (b) breaches Executive’s duties to the Company or Parent; (c) otherwise breaches in any material respect any provision of this Agreement or any other agreement between Executive and the Company or Parent; (d) engages in any activity or behavior, including substance abuse, that is or could be harmful to the property, business, goodwill, or reputation of the Company or Parent; or (e) commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude, insubordination, or mismanagement; provided, however, that Executive may not be terminated for "Cause" under (ii)(c) above unless Executive fails to cure any such breach (if the Board determines that it is curable) to the good faith satisfaction of the Board within 10 days after notice of the breach; and provided further, that Executive shall only be entitled to one such opportunity to cure under this Agreement.
(f)    Termination for Disability or Death.

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(1)    Disability. The Company may terminate the Term if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) any amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this § 4(f)(1), to submit to a physical examination by a licensed physician selected by the Board. For purposes of this Agreement, “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.
(2)    Death. The Term shall terminate in the event of Executive’s death. In such event, Executive’s estate shall be entitled upon Executive’s death to (i) any amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.
(g)    Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Agreement.
§ 5.    SECTION 280G
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates and former affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the

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Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Code Section 409A.
§ 6.    COVENANTS BY EXECUTIVE
(a)    The Company’s Property.
(1)    Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company request, shall promptly return all “Property” that had been entrusted or made available to Executive by the Company.
(2)    The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the Company business, products or services.
(b)    Trade Secrets.
(1)Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Trade Secret” that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.
(2)The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy.
(3)Executive acknowledges and agrees that the Company will prosecute any non-confidential disclosure or misappropriation of the Company’s Trade Secrets to full extent allowed by federal, state, and common law. Executive further acknowledges and agrees that Executive has received and understands the following notice concerning immunity from liability for confidential disclosure of a trade secret to the government or in

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a court filing: Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
(4)This § 6(b) and § 6(c) are intended to provide rights to the Company that are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets and Confidential Information

(c)	Confidential Information.
(1)    Executive while employed by the Company and during the five (5) year period after termination of such employment shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Confidential Information” that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.
(2)    The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company relating to its businesses, including customer lists, details of client or consultant contracts, the terms and conditions of this Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Agreement, that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company.

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(d)    Protected Rights. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law and regulation, Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he or she has made such reports or disclosures; and (iii) the Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e)    Ownership of Work Product.
(1)    Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this § 6(d)(1) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless the Work Product (i) relates directly or indirectly to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.
(2)    Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company shall reimburse all

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reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.
(f)    Non-Competition; Non-Solicitation.
(1)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide management or executive services, similar to those that Executive provided to the Company or its affiliates at any time during the last twenty-four (24) months (or such shorter period if less than twenty-four (24) months) of Executive’s employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located. For purposes of this Agreement, the term “Territory” means the United States and any foreign country in which the Company operates through a franchisee, and the term “Competing Business” means any business that (i) owns, operates, develops or franchises a restaurant (whether dine-in, take-out, home delivery or otherwise) or related business which derives 20% or more of its gross revenues from the sale of any combination of chicken wings or boneless chicken wings, and (ii) operates in any state in which the Company has a franchised location or is operating a company store (or has an executed development agreement or franchise agreement) as of the last date of Executive’s employment.
(2)    The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business or having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.
(3)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company or its affiliates in any Competing Business, any customers or franchisees of the Company or its affiliates with whom Executive had or made contact in the course of Executive’s employment by the Company.
(4)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive will not, directly or indirectly, (i) solicit or attempt to solicit any potential franchisee to enter into a franchise agreement with any other person, firm or entity of a type generally similar to or competitive with the franchise arrangements of the Company, or (ii) encourage any franchisee to terminate its franchise relationship with the Company.
(5)    While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization,

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entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer or employee of the Company or its affiliates with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the Company or its affiliates and shall not assist any other person or entity in such a solicitation.
(6)    In return for your obligations and undertakings pursuant to this Agreement, including the obligations set forth in § 6, the Company promises to provide you with certain of its trade secrets and/or confidential information, and to provide you with specialized instruction and training, to the extent such instruction, training, confidential information and/or trade secrets are necessary for you to perform your duties for the Company. You agree that these promises, in addition to your employment or continued employment with the Company, and the other promises contained herein are sufficient consideration for your entering into this Agreement.
(g)    Non-Disparagement.     Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board, or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners.
(h)    Cooperation. At Company’s reasonable expense, executive will cooperate with all reasonable requests by the Company (or any affiliate of the Company) for assistance in connection with any matters involving the Company (or any affiliate of the Company), including by providing truthful testimony in person in any legal proceedings without having to be subpoenaed.
(i)    Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this § 6 are obligations that will continue beyond the date Executive’s employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. In addition, the Company shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this § 6, including seeking injunctive relief.
(j)    Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this § 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this § 6, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 6 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by

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Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
§ 7.    SECTION 409A MATTERS
(a)    Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Company that such benefits shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Code Section 409A.
(b)    Notwithstanding any other provision of this Agreement, no payments shall be made and no benefits shall be provided under this Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Code Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the six (6) month and one (1) day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes six (6) months and one (1) day after the date of Executive’s “separation from service” if the Company acting in good faith determines that Executive is a “specified employee” within in the meaning of Code Section 409A.
(c)    With respect to items eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.
(d)    The Company and Executive intend that each installment of payments and benefits provided under this Agreement shall be treated as a separate identified payment for purposes of Code Section 409A.
(e)    In the event that Code Section 409A requires that any special terms, provision or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required.

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Executive acknowledges and agrees that nothing in this Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Agreement which will be subject to taxation under Code Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement including any tax consequences under Code Section 409A. Executive further agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.
§ 8    MISCELLANEOUS
(a)    Notices. All Notices and all other communications which are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:
If to the Company:    Darryl R. Marsch
Sr. Vice President, General Counsel & Secretary
Wingstop Restaurants Inc.
5501 LBJ Freeway
Fifth Floor
Dallas, Texas 75240

If to Executive:    Lawrence Kruguer
Wingstop Restaurants Inc.
5501 LBJ Freeway
Fifth Floor
Dallas, Texas 75240

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b)    No Waiver. Except for any notice required to be given under this Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.
(c)    Applicable Law. This Agreement shall be governed by the laws of the State of Delaware (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).
(d)    Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and this Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Agreement upon commencement of and during the Term.

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(e)    Amendment. No amendment to this Agreement shall be effective unless it is both: (i) agreed to and signed by Executive and the Company, and (ii) reviewed and approved by the Board.
(f)    Invalidity. If any part of this Agreement is held to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement. If any tribunal construes any provision or portion of this Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.
(g)     Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of the Executive’s breach of the provisions of § 6 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement, any alleged breach of this Agreement, or Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in Dallas, Texas in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.
(h)    Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Agreement, all reasonable costs and expenses incurred in connection therewith, including all reasonable attorneys’ fees, shall be paid as determined by the arbitrator.
(i)    No Challenge. Notwithstanding any provision of this Agreement to the contrary, Executive covenants and agrees that Executive will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Agreement, in any claim, lawsuit, arbitration or other proceeding. Should Executive violate any aspect of this § 8(i), Executive agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that Executive will pay all costs and damages incurred by the Company and its Affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees), or such defense, as the case may be; (C) that Executive will immediately forfeit any right to receive any severance payments under § 4(c) of this Agreement; and (d) that Executive will immediately repay any such payments or distributions that were received by Executive under §4(c) after the Termination Date.
(j)    Assignment. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company, without Executive’s consent, to (1) any Affiliate of the Company, or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.
(k)    Indemnification. The Company will provide indemnification no less favorable than that set forth in the Company’s bylaws as in effect on the Effective Date. The Company agrees to use its best efforts to maintain, or continue to maintain, a directors’ and officers’ liability insurance

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policy or agreement covering Executive to the extent the Company provides such coverage for its other executive officers and such policy or agreement is available on commercially reasonable terms.
(l)    No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person, other than the parties hereto and such permitted assigns, any permitted assigns, any legal or equitable rights hereunder.
(m)    Controlling Document. Except with respect to the Stock Plan or the Company’s annual incentive plans, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. The provision of the Stock Plan and the annual incentive plans shall control over this Agreement.
(n)    No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company under any other laws.
(o)    Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(p)    Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.
(q)    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provisions will be deemed severed form this Agreement for purposes of such jurisdiction only, but in every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.
(r)    Certain Interpretive Matters.
(1)    Unless the context otherwise requires, (A) all references to sections are to sections of this Agreement, (B) each term defined in this Agreement has the meaning assigned to it, (C) words in the singular include the plural and vice versa, and (D) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.
(2)    No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated

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in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
(3) As used in this Agreement, the word “including” means “including, without limitation” in each instance.
(s)    Full Understanding. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress, and Executive freely and voluntarily enters into it; (iv) Executive is not subject to any covenants, agreements or restrictions arising out of Executive’s prior employment (other than with the Company) that would be breached or violated by Executive’s execution of this Agreement or performance of duties hereunder; and (v) Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document. Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company and that none of the Company’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.
(t)    Waiver and Release. Executive acknowledges and agrees that the Company may at any time require, as a condition to receipt of benefits payable under this Agreement, including but not limited to the payment of termination benefits pursuant to Section 4 herein, that Executive (or a representative of his estate) execute a waiver and release discharging the Company and its subsidiaries, and their respective Affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to Executive’s employment, or the ending of Executive’s employment with the Company or the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments. The waiver and release shall be in a form acceptable to the Company and shall be executed prior to the expiration of the time period provided for payment of such benefits (including those provided under Section 4 herein).
(u)    Certain Tax Matters. The Company has made no warranties or representations to Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that Executive should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. Executive also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Executive.
(v)    Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings previously authorized by

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Executive or required by law. Executive will be responsible for any and all taxes resulting from the benefits provided hereunder.

*    *    *    *    *

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective on the Effective Date.

WINGSTOP RESTAURANTS INC.	EXECUTIVE

By: /s/ Charles R. Morrison	/s/ Lawrence Kruguer
Name: Charles R. Morrison	Lawrence Kruguer
Title: Chief Executive Officer

Date: January 18, 2018	Date: January 18, 2018

[Signature Page to Agreement]

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